Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the inclusion in the Pre-Effective Amendment No. 7 to the Registration Statement (Form S-1 No. 333-124950) and related Prospectus of United States Oil Fund, LP (formerly New York Oil ETF, LP) of our report dated March 1, 2006 (with respect to Note C, March 30, 2006 and with respect to Note J, April 6, 2006) on our audit of the financial statements of United States Oil Fund, LP as of December 31, 2005 and our report dated March 1, 2006 (with respect to Note C, March 30, 2006 and with respect to Note D, April 6, 2006) on our audit of the consolidated financial statements of Victoria Bay Asset Management, LLC and subsidiary as of December 31, 2005 and for the period from June 23, 2005 (inception) through December 31, 2005.

New York, New York
April 6, 2006